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                                                           EXHIBIT 11.1


                               MICREL,  INCORPORATED

                        COMPUTATION OF NET INCOME PER SHARE
                                   (Unaudited)
                       (In thousands, except per share data)



                                      Three Months Ended    Nine Months Ended
                                        September 30,         September 30,
                                     -------------------   ------------------
                                       1997       1996       1997       1996
                                     -------     -------   --------   -------
Weighted average common shares
  outstanding                          19,198     18,498     18,955    18,214

   Dilutive effect of stock options     1,856      1,578      1,820     1,728
                                      -------    -------   --------   -------
  Number of shares used in computing
    per share amounts                  21,054     20,076     20,775    19,942
                                      =======    =======   ========   =======

Net income                            $ 4,467    $ 2,418   $ 11,545   $ 6,423
                                      =======    =======   ========   =======
Net income per common and equivalent
  share                               $  0.21    $  0.12   $   0.56   $  0.32
                                      =======    =======   ========   =======

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